Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR-END FINANCIAL RESULTS

Sales grow 20% and net income increases to $.62 per share for the year

Olathe, Kansas (July 14, 2014) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced its financial results for the fourth quarter and fiscal year ended April 30, 2014.

Sales for the fourth quarter of fiscal 2014 were $8,697,000, an increase of 16%, or $1,185,000, from $7,512,000 in the previous fiscal year.  Total sales for the 2014 fiscal year were $30,484,000, an increase of $5,119,000, or 20%.

Operating income for the quarter was $1,567,000, an increase of $424,000, or 37%, compared to operating income of $1,143,000 for the same quarter in the prior year.  For fiscal 2014, operating income increased approximately 46% to $4,027,000, from operating income in the prior year of $2,761,000.

Net income was $981,000, or $0.25 per diluted share, for the quarter ended April 30, 2014.  For the quarter ended April 30, 2013, net income was $715,000, or $0.18 per diluted share.  For the fiscal year ended April 30, 2014, net income totaled $2,467,000, or $0.62 per diluted share, while net income for the prior fiscal year was $1,683,000, or $0.43 per diluted share, an increase of 47%.

Proprietary products and services revenue increased 47% to $15,560,000 for the year ended April 30, 2014, a $4,936,000 increase from sales of $10,624,000 during the prior fiscal year.  The majority of the revenue growth occurred with sales of our wireless remote monitoring solutions from both increased customer orders for our established M2M products and the successful development and introduction of additional remote monitoring products for the railroad industry.  The Company’s custom solutions for original equipment manufacturers (“OEM”) business segment grew approximately $183,000 to $14,924,000 for the fiscal year ended April 30, 2014.

The Company anticipates that over the next few quarters continued customer demand for existing M2M solutions, its continued investment in develop of new products and business opportunities and expansion into new industrial markets will produce revenue growth in its proprietary products business segment.  The Company’s wireless remote monitoring solutions and industrial data communications product lines are expected to produce increased revenues as compared to the equivalent periods in prior years.  The Company also believes that revenues from the OEM business segment will continue modest growth due to our focus on potential customers who could benefit from the Company’s M2M technology in their OEM solutions.

On April 30, 2014, total backlog scheduled for delivery over the subsequent twelve months was approximately $8,752,000, an increase of $259,000, or 3%, from a total twelve-month backlog of $8,493,000 on April 30, 2013.  The increase in backlog was primarily due to an increase in OEM bookings during the fiscal year. Although proprietary product shipments increased, backlog decreased slightly due to reduced order fulfilment lead times.

Gross margin for the three-month period ended April 30, 2014 was approximately 43%, or $3,699,000, versus 37%, or $2,772,000 for the quarter ended April 30, 2013.  For fiscal year 2014, gross margin was approximately 39% of sales, or $11,858,000, compared to 37% of sales, or $9,374,000, for fiscal 2013.  The increase in both gross margin percentage and dollars for the fiscal year was a direct result of higher overall sales volumes and a favorable product mix of proprietary product revenues.

Total selling, general and administrative expenses were approximately $7,831,000 during the fiscal year ended April 30, 2014 compared with $6,613,000 in the prior fiscal year.  The $1,218,000 increase was primarily the result of increases in selling and marketing costs and general and administrative expenses in addition to an increase in research and development expenses.  The Company’s research and development investments increased by $124,000 over the prior year driven by higher engineering personnel expenses slightly offset by a decrease in other product support costs due to the efficiency and reliability of existing products.  Sales and marketing expenses increased $592,000 during the fiscal year primarily as a result of internal and external sales commissions from increased revenues and additional personnel expenses.  The increase of $502,000 in general and administrative costs was due to growth in personnel related expenses and professional fees related to risk management, legal, accounting and consulting services.

Karl B. Gemperli, Chief Executive Officer, stated, "We are pleased to report a very successful year with continuing revenue growth, enhanced gross margins, and a substantial increase in earnings.  Sales increased over 20% compared to the prior year driven by shipments of our proprietary M2M products and solutions.  As a result, our overall gross margins increased to nearly 39% while net income grew by nearly 47% to $0.62 per share.  Our performance this year was a direct result of long-term strategic decisions to invest in new M2M product development, enhance the profitability of our custom OEM business, and penetrate new markets and applications for industrial data communication solutions.”

Gemperli continued, “Elecsys has established its position as a leading industrial M2M technology provider, and we are committed to making significant investments to develop new M2M solutions for other industrial applications, a key component of our future expansion.  In conjunction with our ongoing new product development initiatives, we believe that our continued sales and marketing efforts will not only expand business for Elecsys proprietary products in our existing market sectors, but will also create business development opportunities in additional industries, both domestically and internationally.  Although global market and economic uncertainties abound, we expect to continue our growth this coming year and remain focused on expanding our market presence as we build the company and grow earnings over the long term.  We are, as always, thankful for the dedicated and talented team of people at Elecsys who consistently work towards our long-term success.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, water management, transportation, and safety systems.  Elecsys products and services encompass remote monitoring, industrial data communication, mobile data acquisition, and wireless communication technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary M2M technology and products for multiple markets under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Such forward-looking comments include, but are not limited to, comments about future financial and operating expectations and other statements that are not historical. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2014. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels (913) 647-0158, Phone (913) 982-5766, Fax investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2014	2013	2014	2013
Sales	$8,697	$7,512	$30,484	$25,365
Cost of products sold	4,998	4,740	18,626	15,991
Gross margin	3,699	2,772	11,858	9,374

Selling, general and administrative expenses:
Research and development expense	441	472	1,840	1,716
Selling and marketing expense	857	557	2,784	2,192
General and administrative expense	834	600	3,207	2,705
Total selling, general and administrative expenses	2,132	1,629	7,831	6,613

Operating income	1,567	1,143	4,027	2,761

Financial income (expense):
Interest expense	(13)	(13)	(56)	(65)
Other (expense), net	--	--	(4)	(3)
	(13)	(13)	(60)	(68)

Net income before income taxes	1,554	1,130	3,967	2,693

Income tax expense	573	415	1,500	1,010

Net income	$981	$715	$2,467	$1,683

Net income per share information:
Basic	$0.26	$0.18	$0.64	$0.43
Diluted	$0.25	$0.18	$0.62	$0.43

Weighted average common shares outstanding:
Basic	3,819	3,895	3,847	3,895
Diluted	3,971	3,923	3,957	3,906

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	April 30, 2014	April 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,398	$1,464
Accounts receivable, net	3,782	2,538
Inventories, net	7,544	6,238
Other current assets	865	856
Total current assets	13,589	11,096

Property and equipment, net	5,447	5,399

Goodwill	1,942	1,942
Intangible assets, net	1,483	1,685
Other assets, net	43	47
Total assets	$22,504	$20,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,044	$1,390
Accrued expenses	2,114	1,408
Income taxes payable	11	1
Current maturities of long-term debt	189	185
Total current liabilities	3,358	2,984

Deferred taxes	755	637
Long-term debt, less current maturities	2,430	2,619

Stockholders' equity:
Common stock	40	40
Additional paid-in capital	11,697	11,429
Treasury shares	(985)	(282)
Retained earnings	5,209	2,742
Total stockholders' equity	15,961	13,929
Total liabilities and stockholders' equity	$22,504	$20,169